LICENSE AGREEMENT

THIS AGREEMENT, effective the 30th day of September 1998, ("Effective Date"), is between "Image Analysis Corporation, a Florida corporation, located at 202 South Wheeler Street, Plant City Florida, ("IAC"), and the University of South Florida Research Foundation, Inc., a corporation not for profit under Chapter 617 Florida Statues, and a direct support organization of the University of South Florida ("USF") pursuant to section 240.299 Florida Statutes, having an address at USF Box 30445, Tampa, FL 33620-3044 ("USFRF").

                                  Introduction
                                  ------------

WHEREAS, IAC will be actively involved in the merchandising of medical image analysis software for colorizing and enhancing the quality of magnetic resonance imaging ("MRI") images.

WHEREAS, USF developed the following technology:

MRI colorization technology - Dr. Keith Brown, Inventor: US Patents #5,332,968 and #5,410,250; Mexican Patent #183483; EPC Patent #637387; Pending Japanese serial #5-418,631, Pending PCT #US93/03600; and Pending Canadian Serial #2,133,988.

WHEREAS, USFRF is the exclusive licensor of USF Technology and is willing to grant IAC an exclusive license to use USF Technology and other USF research results derived pursuant to this Agreement, on the terms and conditions therein; and

WHEREAS, USFRF believes it is in the public interest to grant IAC the license set forth below.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, and intending to be legally bound, the parties agree as follows:

I.   Definitions

     A. "USF Patent Rights" shall mean the USF Patent Applications listed above and any successor application, domestic or foreign resulting therefrom and any US or foreign patents issuing therefrom.

     B. "USF Technology" shall mean a method for colorizing and displaying MRIs as described above and developed by Dr. Keith Brown, and shall include USF Patent Rights and know-how related directly thereto.

     C. "Licensed Product" shall mean any product, system and/or process in which USF Technology is used.

     D. To "Commercially Exploit" or "Commercial Exploitation", shall mean to make or use a Licensed Product for commercial purposes or to provide the licensed Product to a customer, in exchange for valuable consideration.

     E. "Revenue" shall mean consideration due or paid to IAC and its sublicensees for Commercial Exploitation.

     F.   "Territory" shall mean Worldwide.

II.  Grant

     Subject to USFRF's retained rights and covenants set forth in Section VIII Below, IAC is granted the exclusive right and license to Commercially Exploit Licensed Products in the Territory.

III. Best Efforts

     IAC shall use its best efforts to develop and Commercially Exploit Licensed Products in the Territory.

IV.  License Fees and Running Royalties

     IAC agrees to pay license fees, and running royalties (all payable to USFRF) as follows:

     A. For the USF Technology, an initial license fee of Two Hundred Thirty Thousand (230,000) Common Shares of IAC to be delivered within thirty
          (30) days after full execution of this License.

     B.   Running royalties equal to:

          Five  percent (5%) of Revenue.

     C.   IAC shall pay to USF the following minimum royalty payments:

          For the USF  Technology;  Zero  dollars ($0) for the first twenty four
          (24) months; Five thousand dollars ($5,000.00) at the end of year three (3); Six thousand dollars ($6,000.00) at the end of year four
          (4); Seventy- two hundred dollars  ($7,200.00) at the end of year five
          (5); Eight thousand six hundred forty dollars ($8,640.00) at the end of year six (6); And ten thousand three hundred sixty eight dollars ($10,368.00) at the end of year seven (7); and the same sum for each successive year thereafter during the term of this Agreement.

V.   Patent Prosecution

     The filing, prosecution and maintenance of all USF Patent Rights shall be at the sole discretion of USF, provided that at IAC's request and sole expense, USFRF will arrange for USF to seek, obtain and maintain the USF Patent Rights and requested other protection, in the territory, to the extent that USF is lawfully entitled to do so, all of which shall be incorporated in USF Patent Rights. Should IAC elect not to seek, obtain or maintain a part of USF Patent Rights, all rights to such part shall revert to USFRF, and IAC shall have no further interest therein.

VI.  Assignability

     This Agreement may be assigned to any person or entity without USFRF's advance notice, and thereafter may be assigned to any person or entity only with advanced written approval from USFRF; provided that USFRF will not unreasonably withhold giving such approval in a timely manner, and further provided that any such assignee agrees to comply with all of the terms and conditions hereunder.

VII. Sublicensing

     IAC's rights and obligations under this Agreement may be sublicensed without USFRF's advance written permission, provided IAC is in compliance with all of its obligations under this Agreement.

     USFRF will permit IAC to sublicense its rights to Commercially Exploit Licensed Products, provided that IAC shall pay royalties to USFRF as if IAC had itself provided the Commercial Exploitation carried out by its sublicensees. All sublicensees shall agree to comply with all of the terms and conditions of this Agreement. IAC shall provide USFRF with a copy of each executed sublicense within fifteen (15) days of its execution.

VIII.USFRF Retained Rights and Covenants

     USFRF retains for itself and for USF the right to do all things granted to IAC under Section II, hereof and USFRF covenants that USFRF will not license others to Commercially Exploit USF Technology licensed to IAC under this Agreement, and will not itself so Commercially Exploit, unless

     (A)  authorized by this Agreement, or

     (B)  IAC becomes insolvent, or

     (C)  anyone files a lien against this Agreement, or

     (D) IAC takes any action, or fails to take any action, the result of which gives a third party the right to acquire a security interest in this Agreement and/or USF Patent Rights, or

     (E)  IAC files for bankruptcy or a receiver is appointed, or

     (F) IAC ceases to carry on its business, with the exception of merger, reorganization, acquisition, or similar restructuring.

     (G) IAC materially breaches this Agreement in a manner which causes the Agreement to terminate or gives USFRF the right to terminate under
          Section XII.

IX.  Product Liability/Insurance

     IAC shall, at all times during the term of this Agreement and thereafter, be solely responsible for, and defend, hold harmless and indemnify the State of Florida, Board of Regents, USF, USFRF, their trustees, officers, employees, agents and other representatives, against any claims and expenses, including legal expenses and reasonable attorney's fees, arising out of the death of or injury to any person or property based upon products and/or services produced, provided or developed for, or by IAC, or Commercially Exploited by IAC pursuant to its rights under this Agreement. IAC shall obtain and carry in full force and effect product liability insurance, in amounts customary in the relevant industry in which IAC commercially exploits licensed products which shall protect USF, USFRF, their trustees, the Board of Regents, officers, employees, and agents and the State of Florida and other representatives in regard to the foregoing events at such time as IAC begins to supply Licensed Products to the marketplace.

X.   Record Keeping

     A. IAC shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to USFRF hereunder. Said books of account shall be kept at IAC's principal place of business. Said books and the supporting data shall be open at all reasonable times, with reasonable advanced notice, for five (5) years following the end of the calendar year to which they pertain, to the inspection of USFRF or its agents for the purpose of verifying IAC's royalty statement or compliance in other respects with this Agreement.

     B. IAC within ninety (90) days after each six (6) month period beginning with the Effective Date, shall deliver to USFRF true and accurate reports, giving such particulars of the business conducted by IAC during the preceding six (6) month period as shall be pertinent to royalty accounting hereunder. These shall include at least the following:

          (i)  the  number  of  Licensed   Products  provided  by  IAC  and  its
               sublicensees to customers, if any,

          (ii) the Revenue derived by IAC and its sublicensees from Commercial Exploitation, if any, and

          (iii) the royalties due pursuant to Section IV.

          With each such report submitted, IAC shall pay the royalties and any other consideration due and payable under this Agreement. If no royalties, fees or other consideration shall be due, IAC shall so report.

     C. On or before the ninetieth (90th) day following the close of IAC's Fiscal year, IAC shall provide USFRF with IAC's financial Statements for the preceding fiscal year including, at a minimum, a Balance sheet and an Operating Statement.

     D. The payments for royalties, fees or other consideration set forth in this Agreement shall, if overdue, bear interest until payment at the monthly rate of one percent (1%). The payment of such interest shall not foreclose USF or USFRF from exercising any other rights either may have as a consequence of the lateness of any payment.

     E. IAC hereby agrees that it shall not sell, transfer, export or re-export any Licensed Products or related information in any form, or any direct products of such information, except in compliance with all applicable laws, including the export laws of any U.S. government agency and any regulations thereunder, and will not sell, transfer, export or re-export any such Licensed Products or information to any persons or any entities with regard to which there exist grounds to suspect or believe that they are violating such laws. IAC shall be solely responsible for obtaining all licenses, permits or authorizations required from the U.S. and any other government for any such export or re-export.

XI.  Non Use of Names

     IAC shall not use the names of the USF or USFRF, nor any adaptation of either, in any advertising, promotional or sales literature without prior written consent obtained from USF and/or USFRF in each case, except that IAC may state that it is licensed under one or more of the patents and/or applications comprising the USF Patent Rights.

XII. Term and Termination

     A. Unless sooner terminated as provided herein, the royalty obligations of this Agreement will expire with respect to a given Licensed Product the longer of twenty (20) years from the Effective Date of this Agreement or the expiration of the last to expire USF Patent Rights in the Territory. Notwithstanding the foregoing, the parties hereto agree that the royalty provisions of Paragraph IV.B. and IV.C., are not solely dependent upon Patent Rights, and IAC's obligations to pay royalties under paragraph IV.C. hereinabove shall continue unabated regardless of any of the foregoing expirations.

     B. In the event either party files for bankruptcy or a receiver is appointed, this Agreement may immediately thereafter be terminated at the option of the other party.

     C. Should IAC fail to pay the royalties, fees and/or consideration due and payable hereunder, USFRF shall have the right to terminate this Agreement on forty-five (45) days written notice. Upon the expiration of the forty-five (45) day period, if IAC shall not have paid all such royalties and interest thereon, USFRF shall have the right to terminate this Agreement. Upon any material breach or default of this Agreement by IAC, other than those occurrences set out hereinabove which shall always take precedence in that order over any material breach or default referred to in this Section, USFRF shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder upon forty- five (45) days' written notice to IAC. Such termination shall become effective unless IAC shall have cured any such breach or default prior to the expiration of forty-five
          (45) days from the date IAC receives notice of the breach or default.

     D. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. IAC may, however, after the effective date of such termination, complete Commercial Exploitation for which IAC has received consideration at the time of such termination and sell the same, provided that IAC shall pay to USFRF the royalties or other consideration thereon as required under the provisions of Section IV of this Agreement, and shall submit the reports required under Section X.B.

     E. Upon termination of this Agreement for any reason, all intellectual property rights licensed hereunder, including without limitation, all USF patent rights and all USF Technology shall revert to USF and USFRF, and IAC shall have no further right to or continuing interest. In addition, any sublicenses hereunder shall terminate, unless accepted by USFRF.

     F. IAC, its successors or assigns, shall have the option to terminate this license agreement upon thirty (30) days written notice and in that event. IAC shall cease using USF Technology and return same to USF. In this event, it is understood that all future monetary obligations under this Agreement shall be void and any monies paid to date to USFRF shall be non-refundable to IAC, or its assigns.

XIII.Payments Notices and Other Communications

     Any payment, notice or other communication made to any party pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail or air courier, postage prepaid, addressed to it at its address below, or at such other address as it shall have designated by written notice given to the other party.

     In the case of USF:

          Director of Patents & Licensing
          4202 East Fowler Avenue FAO 126
          Tampa, Florida  33620-7900

     In the case of USF:

          USF Research Foundation, Inc.
          USF Box 30445
          Tampa, Florida  33620-3044

     In the case of USF:

          ImageAnaylis Corporation
          202 South Wheeler Street
          Plant City, Florida  33566

XIV. Infringement

     IAC understands that USFRF makes no representations, and provides no assurances that Commercial Exploitation under this Agreement does not and will not in the future, infringe or otherwise violate the rights of others.

XV.  Miscellaneous Provisions

     A. Each party represents and warrants that it has the authority to enter Into this Agreement and that the execution, delivery and performance of this Agreement does not conflict with any agreement, or understanding, either written or oral, to which it is a party or to which it is otherwise bound.

     B. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Florida, U.S.A.

     C. The parties hereto acknowledge that this Agreement sets forth the Entire agreement and understanding of the parties, hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     D.   If  any  term,   covenant  or  condition  of  this  Agreement  or  the
          Application thereof to any party or circumstance shall, to any extent be held to be invalid or unenforceable,

          (i) the remainder of this Agreement, or the application of such term, covenant or condition to the parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and

          (ii) the parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

     E. In the event any provision of this Agreement is inconsistent with USF Rules and Policy in effect as of March 1, 1998, USF Rules and Policy shall control.

     F. IAC agrees to use in connection with Licensed Products used and/or provided in the United States all applicable United States Patent numbers and/or copyright notices requested by USFRF. All Licensed Products used and/or provided in other countries shall be marked in such a manner as to conform with the patent, copyright and other laws and practice of the country.

     G. The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     H. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, USF AND USFRF MAKE NO REPRESENTATION AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND VALIDITY OF USF PATENT RIGHTS.

     I. It is understood and agreed that USF is a third party beneficiary of this Agreement.

     J. This Agreement shall not be effective until such time that USFRF has received the initial license fee of Two Hundred and Thirty Thousand (230,000) Shares of IAC. If these shares are not received within thirty (30) days from the execution of this Agreement, then this Agreement shall become null and void and the parties shall be released from its terms and obligations.

     K. This Agreement, together with any amendments hereto, shall inure to the benefits of IAC, its successors and/or assigns.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.


UNIVERSITY OF SOUTH FLORIDA
RESEARCH FOUNDATION, INC.

        /s/ GEORGE R. NEWKOME                     /s/  KENNETH G. PRESTON
BY:------------------------------        WITNESS:-------------------------------
Name
          President
Title----------------------------
          10/9/98
Date-----------------------------       APPROVED AS TO
                                        FORM AND LEGALITY
                                        /s/  HENRY W. LAVANDERA
                                        -----------------------
                                        HENRY R. LAVANDERA
IMAGE ANALYSIS CORPORATION              ATTORNEY USF

       /s/  CLIFFORD M. GROSS                      /s/  KENNETH G. PRESTON
BY:------------------------------         WITNESS:------------------------------
Name     Clifford M. Gross
         President / IAC
Title----------------------------
         10/12/98
Date-----------------------------
                                       9